Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 14, 2012

Relating to Preliminary Prospectus Supplement dated February 13, 2012

Registration No. 333-177964

News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES CONTRACT FOR A

LIFE-of-FIELD SEISMIC MONITORING SYSTEM

Houston, Texas – February 14, 2012 – OYO Geospace (NASDAQ: OYOG) today announced that it has entered into a contract for $14.9 million with the BC-10 Consortium, operated by Shell Brasil Petróleo Ltda, to provide over 100 kilometers of deepwater seabed seismic reservoir monitoring system for the BC-10 Field off the coast of Brazil. The system will be laid on the sea floor in 1,700 meters water depth. The company expects to recognize revenue from the sale and delivery of the system in the first quarter of fiscal year 2013. BC-10 is a joint venture operated by Shell Brasil Petróleo Ltda (50%), with partners Petrobras (35%) and ONGC (15%).

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

OYO Geospace Corporation has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, copies of the prospectus may be obtained from Goldman, Sachs & Co. at 1-866-471-2526 and Credit Suisse Securities (USA) LLC at 1-800-221-1037.